Exhibit 20.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:                                                                                           Release Number: 04-05

Jeffrey Scott Szorik

Shurgard Storage Centers, Inc.

(206) 652-3702

Media Contact:

Thomas C. Franco

Broadgate Consultants, Inc.

(212) 232-2220

(917) 859-7739

IMMEDIATE RELEASE

SHURGARD EXTENDS AND RENEWS SHAREHOLDER RIGHTS PLAN

SEATTLE, WASHINGTON, March 12, 2004 . . . Shurgard Storage Centers, Inc. (NYSE: SHU), a leading self-storage real estate investment trust (“REIT”) today announced that its Board of Directors, in order to preserve for shareholders the long-term value of the Company, has approved an extension and renewal of the Company’s existing Shareholder Rights Plan. The Plan permits the Board and shareholders adequate time to evaluate the fairness of any acquisition proposal. Accordingly, the Plan, which was originally adopted in March of 1994, has been extended and renewed for another 10-year period until March 12, 2014. In addition, the Plan was amended to revise the exercise price of a Right from $65 to $110, but remains substantially the same in its terms and conditions as originally implemented by the Company.

Shurgard Storage Centers, Inc., is a real estate investment trust headquartered in Seattle, Washington. The Company specializes in all aspects of the self-storage industry and operates a network of over 600 operating storage centers located throughout the United States and in Europe.

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